Exhibit 99.1

For Immediate Release
Investor Contact: Chris Meyers	Media Contact: Meredith Gremel
Executive Vice President & CFO	Vice President Corporate Affairs and Communications
(616) 878-8023	(616) 878-2830

SpartanNash Announces First Quarter Fiscal Year 2017 Financial Results

Consolidated Net Sales Increased 5.4% Driven by Contributions from Caito Foods Service Acquisition and Organic Growth in Food Distribution

Reported First Quarter EPS from Continuing Operations Improved to $0.40 per Diluted Share; Adjusted First Quarter EPS from Continuing Operations Improved to $0.55 per Diluted Share

GRAND RAPIDS, MICHIGAN – May 24, 2017 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for the 16-week first quarter ended April 22, 2017.

First Quarter Results

Consolidated net sales for the first quarter increased $123.7 million to $2.40 billion from $2.28 billion in the prior year quarter. The increase in net sales was driven primarily by contributions from the Caito Foods Service (“Caito”) acquisition and organic growth in the food distribution segment, which more than offset lower sales in the military and retail segments.

Reported operating earnings improved $7.9 million to $29.6 million from $21.7 million in the prior year quarter. The increase was primarily due to lower restructuring and asset impairment charges compared to the prior year, partially offset by higher merger/acquisition and integration expenses and start-up costs associated with the new Caito Fresh Kitchen operation. Adjusted operating earnings(1) improved slightly to $38.6 million from $38.5 million in the prior year quarter, as organic sales growth in food distribution helped mitigate an increase in health care costs, which were partially due to the timing of certain health care funding requirements, the negative impact of food deflation and the shift of New Year’s Day into the first quarter. Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP.

Reported earnings from continuing operations improved $5.1 million to $15.1 million, or $0.40 per diluted share, compared to $10.0 million, or $0.27 per diluted share, in the prior year quarter. Adjusted earnings from continuing operations(2) for the first quarter increased to $20.7 million, or $0.55 per diluted share, from $20.4 million, or $0.54 per diluted share, in the prior year quarter. As anticipated, the shift of New Year’s Day into the first quarter negatively impacted reported and adjusted earnings from continuing operations by $0.03 per diluted share. The negative impact from the holiday shift was offset by a $0.03 per-share benefit related to the required adoption of the new accounting standard for taxes associated with share-based compensation. The new accounting treatment, which is impacted by fluctuations in the Company’s stock price, is expected to predominantly benefit the first quarter.

Current year adjusted earnings from continuing operations exclude net after-tax charges of $0.15 per diluted share primarily related to merger/acquisition and integration activities mainly associated with the acquisition of Caito and Blue Ribbon Transport (“BRT”), start-up costs associated with the new Fresh Kitchen operation, a retirement stock compensation award, as well as net restructuring and asset impairment charges associated with the Company’s retail store and warehouse rationalization plans. The Fresh Kitchen is a newly constructed facility that provides the Company with the ability to process, cook, and package fresh protein-based foods and complete meal solutions. Given the Fresh Kitchen represents a new line of business for the Company in a fast growth category, the start-up activities associated with testing, training, and preparing the Fresh Kitchen for production, as well as incorporating the related operations into the business, are considered “non-operational” or “non-core” in nature. Prior year adjusted earnings from continuing operations exclude net after-tax charges of $0.27 per diluted share primarily related to restructuring activities associated with the Company’s retail store and warehouse rationalization plan, as well as ongoing merger integration activities.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(3) improved to $70.2 million, or 2.9 percent of net sales, compared to $68.0 million, or 3.0 percent of net sales in the prior year quarter.

“Our solid first quarter performance reflects the successful implementation and execution of our strategy to deliver growth in a challenging environment,” said David M. Staples, President and Chief Executive Officer. “Despite the ongoing impact of deflation and higher health care costs, we delivered positive results in food distribution as we continue to leverage our network to grow sales. During the first quarter, we began integrating Caito into our operations and further optimizing our network, made significant progress toward launching production in our new Fresh Kitchen facility and prepared for the introduction of private brand products to U.S. military commissaries. Our momentum is strong, and we are excited about the prospects for delivering another year of sales and earnings growth to our shareholders.”

Gross profit margin for the first quarter improved to 14.9 percent from 14.7 percent in the prior year quarter primarily due to higher margins at Caito and the mix of business operations.

Reported operating expenses for the first quarter were $327.7 million, or 13.6 percent of sales, compared to $312.6 million, or 13.7 percent of sales, in the prior year quarter. First quarter operating expenses would have been $318.8 million, or 13.3 percent of net sales, compared to $295.7 million, or 13.0 percent of net sales in the prior year quarter, if the previously mentioned adjustments were excluded. The higher adjusted expenses as a rate to sales was primarily attributable to higher health care costs and the mix of business operations, including the addition of Caito.

Food Distribution Segment

Net sales for the food distribution segment increased $171.8 million to $1.16 billion from $991.1 million in the prior year quarter. The increase was due to contributions from the Caito acquisition and organic sales growth of 4.2 percent, which more than offset the negative impact of food deflation.

Reported operating earnings for the food distribution segment were $25.3 million compared to $25.9 million in the prior year quarter. First quarter adjusted operating earnings increased to $33.1 million from $28.8 million in the prior year quarter. Higher organic sales and benefits associated with continued supply chain improvements were partially offset by the negative impact of the New Year’s Day shift and continued deflation. First quarter adjusted operating earnings in the current and prior year exclude $7.8 million and $2.9 million, respectively, of pre-tax charges primarily related to merger/acquisition and integration expenses, Fresh Kitchen start-up costs, as well as restructuring charges related to the Company’s warehouse optimization plan. Adjusted operating earnings by segment(4) is a non-GAAP operating financial measure.

Military Segment

Net sales for the military segment were $643.3 million compared to $674.5 million in the prior year quarter. The decrease was primarily due to lower sales at the Defense Commissary Agency (“DeCA”) operated commissaries and the shift of New Year’s Day into the first quarter.

Reported operating earnings for the military segment were $0.9 million compared to $3.4 million in the prior year quarter. Adjusted operating earnings were $1.0 million compared to $3.7 million in the prior year period. The decrease in operating earnings was primarily due to lower sales volume, the negative impact of the New Year’s Day shift, higher health care costs and a large insurance claim.

Retail Segment

Net sales for the retail segment were $596.2 million in the first quarter compared to $613.1 million for the prior year quarter. The decrease in net sales was primarily attributable to negative comparable store sales and $11.5 million in lower sales resulting from retail store closures, partially offset by higher sales from increased fuel prices. Comparable store sales, excluding fuel, were -2.2 percent for the quarter and reflect a 40 basis point negative impact from the New Year’s Day shift, competitive new store openings, the impact of ongoing deflation and unseasonably warm weather in the northern geographies.

Reported operating earnings in the retail segment were $3.4 million compared to a loss of $7.6 million in the prior year quarter. Adjusted operating earnings were $4.5 million compared to $6.1 million in the prior year quarter. The decrease in adjusted operating earnings was primarily attributable to higher health care costs, lower comparable store sales and the shift of New Year’s Day, partially offset by improved margin rates and the closure of unprofitable stores. Current year adjusted operating earnings exclude $1.1 million of net pre-tax charges primarily associated with net restructuring and asset impairment charges. The prior year first quarter excludes $13.7 million of pre-tax charges primarily associated with restructuring costs.

During the first quarter, the Company sold one store and closed three others in connection with lease expirations and store rationalization plans, ending the quarter with 153 corporate owned retail stores, 78 pharmacies and 30 fuel centers.

Balance Sheet and Cash Flow

Cash flow used in operating activities for the first quarter was $10.3 million, compared to $10.0 million provided by operating activities in the comparable period last year. The change in cash flow was primarily due to the timing of working capital payments.

As previously announced, the Board of Directors also authorized an increase in the regular quarterly dividend of 10 percent, to $0.165 per share, beginning in the first quarter of 2017.

Long-term debt and capital lease obligations, including current maturities, were $675.7 million at April 22, 2017 compared to $431.1 million at December 31, 2016. The increase was a result of the Company funding the Caito and BRT acquisition with proceeds from the Company’s Credit Agreement. Net long-term debt(5) (including current maturities and capital lease obligations and subtracting cash) was $656.1 million as of April 22, 2017 compared to $406.7 million at December 31, 2016. The Company's total net long-term debt-to-capital ratio is 0.4-to-1.0 and net long-term debt to Adjusted EBITDA(6) is 2.8-to-1.0, as of April 22, 2017.

Outlook

Mr. Staples continued, “We are excited about our growth opportunities in fiscal 2017 as we focus on providing value and innovative solutions to our customers and further leverage our expertise and extensive network to drive new and existing business. Our sales and earnings are positioned to benefit from food distribution growth, contributions from Caito and from ongoing improvements to our supply chain. We continue to anticipate slight inflation in the second half of the year. The customer response to the improvements we have made in our western stores, particularly in Omaha, has been very encouraging. For our retail segment, we are on track to achieve comparable store sales in the slightly negative to flat range in 2017. In our military business, we expect to begin shipping DeCA private brand products to commissaries during the second quarter, although we expect limited financial contributions for the year due to the start-up costs associated with the rollout of the program.”

The Company is reaffirming its guidance for fiscal 2017, including adjusted earnings per share from continuing operations(7) of approximately $2.26 to $2.35, excluding merger/acquisition and integration costs and other adjusted expenses and gains. This guidance is based on the Caito integration meeting expectations for the second half of the year. Consistent with the first quarter results, the Company anticipates the second quarter to slightly exceed the prior year as it continues to work through the integration. The Company anticipates that reported earnings from continuing operations will now be in the range of approximately $1.99 to $2.08 per diluted share based on expected Fresh Kitchen start-up costs, a retirement stock compensation award, and other anticipated integration and restructuring costs.

The Company continues to expect capital expenditures for fiscal year 2017 to be in the range of $70.0 million to $72.0 million, with depreciation and amortization of approximately $86.0 million to $88.0 million, and total interest expense of approximately $25.0 million to $27.0 million.

(1) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided below.

(2) A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided below.

(3) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided below.

(4) A reconciliation of operating earnings to adjusted operating earnings by segment, a non-GAAP financial measure, is provided below.

(5) A reconciliation of long-term debt and capital lease obligations to total net long-term debt and capital lease obligations, a non-GAAP financial measure, is provided below.

(6) The net long-term debt to Adjusted EBITDA ratio has not been adjusted for Caito and BRT results on a pro forma or annualized basis.

(7) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided below.

Conference Call

A telephone conference call to discuss the Company’s first quarter of fiscal 2017 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 25, 2017. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to independent grocery retailers, national accounts, its corporate owned retail stores and U.S. military commissaries. SpartanNash serves customer locations in 47 states and the District of Columbia, Europe, Cuba, Puerto Rico, Bahrain and Egypt. SpartanNash currently operates 153 supermarkets, primarily under the banners of Family Fare Supermarkets, VG’s Food and Pharmacy, D&W Fresh Market, Sun Mart, and Family Fresh Market. Through its MDV military division, SpartanNash is the leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "outlook," "momentum," "encouraging," "anticipates," "continue," "expects," "guidance," "positioned," "focus, " or "plan" or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, the company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	16 Weeks Ended
	April 22,	April 23,
	2017	2016
Net sales	$2,402,504	$2,278,770
Cost of sales	2,045,128	1,944,528
Gross profit	357,376	334,242

Operating expenses
Selling, general and administrative	322,694	296,381
Merger/acquisition and integration	4,017	897
Restructuring charges and asset impairment	1,021	15,304
Total operating expenses	327,732	312,582

Operating earnings	29,644	21,660

Other (income) and expenses
Interest expense	7,315	5,823
Other, net	(105)	(150)
Total other expenses, net	7,210	5,673

Earnings before income taxes and discontinued operations	22,434	15,987
Income taxes	7,369	6,027
Earnings from continuing operations	15,065	9,960

Loss from discontinued operations, net of taxes	(40)	(109)
Net earnings	$15,025	$9,851

Basic earnings per share:
Earnings from continuing operations	$0.40	$0.27
Loss from discontinued operations	—	(0.01)	*
Net earnings	$0.40	$0.26

Diluted earnings per share:
Earnings from continuing operations	$0.40	$0.27
Loss from discontinued operations	—	(0.01)	*
Net earnings	$0.40	$0.26

Weighted average shares outstanding:
Basic	37,692	37,488
Diluted	37,756	37,544

*Includes rounding

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 22,	April 23,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$19,516	$28,687
Accounts and notes receivable, net	342,364	304,754
Inventories, net	539,908	533,074
Prepaid expenses and other current assets	42,878	29,517
Total current assets	944,666	896,032

Property and equipment, net	628,047	573,397
Goodwill	367,497	322,686
Intangible assets, net	131,376	61,362
Other assets, net	109,029	67,307

Total assets	$2,180,615	$1,920,784

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$370,682	$333,440
Accrued payroll and benefits	60,449	62,808
Other accrued expenses	40,967	35,446
Current maturities of long-term debt and capital lease obligations	17,404	19,083
Total current liabilities	489,502	450,777

Long-term liabilities
Deferred income taxes	132,374	119,417
Postretirement benefits	16,433	16,493
Other long-term liabilities	42,592	46,501
Long-term debt and capital lease obligations	658,261	496,114
Total long-term liabilities	849,660	678,525

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 37,860 and 37,514 shares outstanding	529,235	518,181
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(11,412)	(11,446)
Retained earnings	323,630	284,747
Total shareholders’ equity	841,453	791,482

Total liabilities and shareholders’ equity	$2,180,615	$1,920,784

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	16 Weeks Ended
	April 22,	April 23,
	2017	2016
Cash flow activities
Net cash (used in) provided by operating activities	$(10,291)	$9,977
Net cash used in investing activities	(232,893)	(12,926)
Net cash provided by financing activities	238,297	9,081
Net cash provided by (used in) discontinued operations	52	(164)
Net (decrease) increase in cash and cash equivalents	(4,835)	5,968
Cash and cash equivalents at beginning of fiscal year	24,351	22,719
Cash and cash equivalents at end of fiscal year	$19,516	$28,687

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings by Segment

(In thousands)

(Unaudited)

	16 Weeks Ended
	April 22, 2017		April 23, 2016
Food Distribution Segment:
Net sales	$1,162,950	48.4%	$991,137	43.5%
Operating earnings	$25,315		$25,856
Military Segment:
Net sales	643,313	26.8%	674,523	29.6%
Operating earnings	890		3,433
Retail Segment:
Net sales	596,241	24.8%	613,110	26.9%
Operating earnings (loss)	3,439		(7,629)
Total:
Net sales	$2,402,504	100.0%	$2,278,770	100.0%
Operating earnings	$29,644		$21,660

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	16 Weeks Ended
	April 22,	April 23,
(In thousands)	2017	2016
Net earnings	$15,025	$9,851
Loss from discontinued operations, net of tax	40	109
Income taxes	7,369	6,027
Other expenses, net	7,210	5,673
Operating earnings	29,644	21,660
Adjustments:
LIFO expense	1,590	1,412
Depreciation and amortization	25,080	23,369
Merger/acquisition and integration	4,017	897
Restructuring charges and asset impairment	1,021	15,304
Caito Fresh Kitchen start-up costs	2,748	—
Stock-based compensation	6,352	5,024
Other non-cash (gains) charges	(222)	371
Adjusted EBITDA	$70,230	$68,037
Reconciliation of operating earnings to adjusted EBITDA by segment:
Food Distribution:
Operating earnings	$25,315	$25,856
Adjustments:
LIFO expense	883	737
Depreciation and amortization	8,602	6,470
Merger/acquisition and integration	3,847	468
Restructuring charges and asset impairment	599	2,233
Caito Fresh Kitchen start-up costs	2,748	—
Stock-based compensation	2,961	2,312
Other non-cash charges	46	176
Adjusted EBITDA	$45,001	$38,252
Military:
Operating earnings	$890	$3,433
Adjustments:
LIFO expense	308	311
Depreciation and amortization	3,439	3,475
Merger/acquisition and integration	—	1
Restructuring charges and asset impairment	—	32
Stock-based compensation	962	781
Other non-cash (gains) charges	(2)	208
Adjusted EBITDA	$5,597	$8,241
Retail:
Operating earnings (loss)	$3,439	$(7,629)
Adjustments:
LIFO expense	399	364
Depreciation and amortization	13,039	13,424
Merger/acquisition and integration	170	428
Restructuring charges and asset impairment	422	13,039
Stock-based compensation	2,429	1,931
Other non-cash gains	(266)	(13)
Adjusted EBITDA	$19,632	$21,544

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted EBITDA provides a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted EBITDA and adjusted EBITDA by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for both management and its investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted EBITDA format.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	16 Weeks Ended
	April 22,	April 23,
(In thousands)	2017	2016
Operating earnings	$29,644	$21,660
Adjustments:
Merger/acquisition and integration	4,017	897
Restructuring charges and asset impairment	1,021	15,304
Caito Fresh Kitchen start-up costs	2,748	—
Stock compensation associated with executive retirement	1,172	—
Severance associated with cost reduction initiatives	3	679
Adjusted operating earnings	$38,605	$38,540
Reconciliation of operating earnings to adjusted operating earnings by segment:
Food Distribution:
Operating earnings	$25,315	$25,856
Adjustments:
Merger/acquisition and integration	3,847	468
Restructuring charges and asset impairment	599	2,233
Caito Fresh Kitchen start-up costs	2,748	—
Stock compensation associated with executive retirement	591	—
Severance associated with cost reduction initiatives	1	206
Adjusted operating earnings	$33,101	$28,763
Military:
Operating earnings	$890	$3,433
Adjustments:
Merger/acquisition and integration	—	1
Restructuring charges and asset impairment	—	32
Stock compensation associated with executive retirement	147	—
Severance associated with cost reduction initiatives	1	222
Adjusted operating earnings	$1,038	$3,688
Retail:
Operating earnings (loss)	$3,439	$(7,629)
Adjustments:
Merger/acquisition and integration	170	428
Restructuring charges and asset impairment	422	13,039
Stock compensation associated with executive retirement	434	—
Severance associated with cost reduction initiatives	1	251
Adjusted operating earnings	$4,466	$6,089

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted operating earnings provide a meaningful representation of its operating performance for the Company as a whole and for its operating segments. The Company considers adjusted operating earnings as an additional way to measure operating performance on an ongoing basis. Adjusted operating earnings is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted operating earnings and adjusted operating earnings by segment are performance measures that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for both management and its investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted operating earnings format.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(In thousands, except per share data)

(Unaudited)

	16 Weeks Ended
	April 22, 2017		April 23, 2016
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$15,065	$0.40	$9,960	$0.27
Adjustments:
Merger/acquisition and integration	4,017		897
Restructuring charges and asset impairment	1,021		15,304
Caito Fresh Kitchen start-up costs	2,748		—
Stock compensation associated with executive retirement	1,172		—
Severance associated with cost reduction initiatives	3		679
Total adjustments	8,961		16,880
Income tax effect on adjustments (a)	(3,362)		(6,428)
Total adjustments, net of taxes	5,599	0.15	10,452	0.27	*
Adjusted earnings from continuing operations	$20,664	$0.55	$20,412	$0.54

* Includes rounding
(a)	The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that adjusted earnings from continuing operations provide a meaningful representation of its operating performance for the Company. The Company considers adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of all of its distribution and retail operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because adjusted earnings from continuing operations is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for both management and its investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Capital Lease Obligations to Total Net Long-Term Debt and Capital

Lease Obligations

(A Non-GAAP Financial Measure)

(In thousands)

(Unaudited)

	April 22,	December 31,
	2017	2016
Current maturities of long-term debt and capital lease obligations	$17,404	$17,424
Long-term debt and capital lease obligations	658,261	413,675
Total debt	675,665	431,099
Cash and cash equivalents	(19,516)	(24,351)
Total net long-term debt	$656,149	$406,748

Notes: Total net debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long term debt obligations that are not covered by available cash and temporary investments. Total net debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ending December 30, 2017
	Low	High
Earnings from continuing operations	$1.99	$2.08
Adjustments, net of taxes:
Merger integration and acquisition expenses	0.11	0.11
Restructuring charges and asset impairment	0.09	0.09
Caito Fresh Kitchen start-up costs	0.05	0.05
Stock compensation associated with executive retirement	0.02	0.02
Adjusted earnings from continuing operations	$2.26	$2.35